Exhibit 10.1

CASH AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of this [●] day of September, 2015 between Higher One Holdings, Inc. (the “Company”) and Marc Sheinbaum (the “Participant”).

WHEREAS, the Company has adopted and maintains the Higher One Holdings, Inc. Short Term Incentive Plan (the “Plan”) to promote the interests of the Company and its shareholders by providing the Company’s key employees with an appropriate incentive to encourage them to continue in the employ of the Company and to improve the growth and profitability of the Company; and

WHEREAS, the Plan provides for the grant to participants in the Plan of cash awards;

NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1.     Grant of Cash Award. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a cash award in the amount of $660,000 (the “Cash Award”). The Cash Award represents an unfunded and unsecured promise of the Company to make cash payments as provided herein to the Participant. Until such payment, the Participant has only the rights of a general unsecured creditor.

2.     Grant Date. The grant date of the Cash Award hereby granted is September 21, 2015.

3.     Vesting. Subject to Section 4, the Cash Award held by the Participant shall vest in accordance with the vesting schedule set forth in Schedule A hereto (each date listed in Schedule A, a “Scheduled Vesting Date”) and shall be paid in accordance with Section 5 hereof, provided that (i) the Participant is continuously employed through the applicable Scheduled Vesting Date and (ii) the Compensation Committee of the Board of Directors of the Company has certified in writing prior to the Scheduled Vesting Date that the performance target set forth in Schedule A hereto (the “Performance Target”) has been met (the “Committee Certification”). If the Committee determines that the Performance Target has not been met, the Committee Certification will not occur, the Cash Award granted pursuant to this Agreement shall be forfeited at the time of such determination and the Participant shall have no further rights with respect thereto. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the vesting and payment of the Cash Award will no longer be subject to the Committee Certification requirement of this Section 3. For purposes of this Agreement, “Change in Control” shall mean any one person, or more than one person acting as a group (as determined under section 1.409A-(i)(5)(v)(B) of the federal tax regulations), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

4.     Termination of Employment. (a) Subject to the occurrence of the Committee Certification in the case of clauses (i) and (ii), in the event that the Participant’s employment is terminated (i) by the Company without Cause, (ii) by the Participant for Good Reason or (iii) as a result of the Participant’s death or Disability, any unvested portion of the Cash Award will immediately and fully vest and be paid in accordance with Section 5 hereof. Upon termination of the Participant’s employment voluntarily (other than for Good Reason) or upon termination of the Participant’s employment by the Company for Cause, any unvested portion of the Cash Award shall be immediately forfeited by the Participant on the date of such termination and the Participant shall have no further rights with respect thereto without any payment of consideration by the Company.

(b) For purposes of this Agreement, the terms “Cause” and “Disability” shall have the meanings set forth in the Employment Agreement, dated as of April 16, 2014, by and among the Participant and the Company (the “Employment Agreement”) and, solely for purposes of this Agreement and the Cash Award, the term “Good Reason” shall have the following meaning:

“Good Reason” shall mean the occurrence of any of the following events without the Participant’s written consent: (i) a material reduction in the Participant’s base salary, (ii) assignment to Participant of a position or title other than Chief Executive Officer or of duties or responsibilities materially inconsistent with the position of a Chief Executive Officer of a company (iii) a relocation of the Participant’s principal place of business to a location more than fifty (50) miles from his designated office location, or (iv) a material breach by the Company of any provision of this Agreement; provided that, within ninety (90) days following the occurrence of any of the events described in clauses (i)-(iv) above, the Participant shall have delivered written notice to the Company of his or her intention to terminate employment for Good Reason, which notice shall specify in reasonable detail the circumstances claimed to give rise to his or her right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

5.     Payment of Cash Award. Within 90 days of (i) a Scheduled Vesting Date, (ii) the termination of the Participant’s employment with the Company as a result of the Participant’s death or Disability or (iii) the later of (1) the termination of the Participant’s employment with the Company (x) by the Company without Cause or (y) by the Participant for Good Reason and (2) the occurrence of the Committee Certification (if applicable), the Company will pay any vested (including by reason of Section 4 hereof) but not previously paid Cash Award; provided that any such payment shall be made no later than March 15th of the year following the year in which such Scheduled Vesting Date, such termination of employment or Committee Certification, as applicable, occurs.

6.     Transfer. The Cash Award or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Cash Award or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Cash Award will be forfeited by the Participant.

7.     Taxes. Whenever payment is made in respect of the Cash Award hereunder, the Company shall have the right to require the Participant to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements or to withhold such amount from the cash otherwise to be delivered.

8.     Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

9.     No Rights to Awards or Employment. This Agreement is not a contract between the Company and the Participant. Nothing in this Agreement shall confer upon the Participant any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of the Participant, in accordance with the laws of the applicable jurisdiction, at any time, with or without Cause.

10.     Other Compensation. Nothing in this Agreement shall preclude or limit the ability of the Company to pay any compensation to the Participant under the Company’s other compensation and benefit plans and programs, including without limitation any cash bonus plan, program or arrangement.

11.     Integration; Amendment. Integration; Amendment. This Agreement and the Plan contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and the Plan. Solely with respect to the Cash Award granted pursuant to this Agreement, this Agreement and the Plan supersede all prior agreements and understandings between the parties including Section 3(e) of the Employment Agreement. In the event of a conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan will govern. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.

12.     Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Thomas Kavanaugh

Vice President and General Counsel

Higher One Holdings, Inc.
115 Munson Street

New Haven, CT 06511

If to the Participant:

At his most recent address shown on the payroll records of the Company or to such other address as any party hereto may designate by notice to the others.

13.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

14.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.

15.     Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Cash Award shall be final and conclusive. The Participant hereby acknowledges that there may be tax consequences upon vesting or payment of the Cash Award and that the Participant should consult a tax advisor prior to such vesting or payment. The Participant further acknowledges that he is responsible for the payment of all taxes that arise in respect of the Cash Award.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement as of the day and year first written above.

Higher One Holdings, Inc.

By:

Title:

PARTICIPANT

Participant Signature:

Schedule A

Scheduled Vesting Date	Cash Amount Vested
April 30, 2016	$330,000
October 31, 2016	$330,000

Performance Target

The aggregate revenue of the Company as reported in its financial statements for the six-month period beginning October 1, 2015 and ending March 31, 2016 is equal to or greater than $[ ]million; provided that such amount will be adjusted to reflect the adverse impact on revenue of any (i) restitutions, fines or penalties imposed on the Company by any federal or state governmental authority, (ii) change in law applicable to the business of the Company or (iii) sale of business segment(s) (or part(s) thereof) of the Company, each as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q for the applicable period(s) (the “Performance Target”).

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